Exhibit 10(a)78

SYSTEM EXECUTIVE CONTINUITY PLAN II
OF ENTERGY CORPORATION AND SUBSIDIARIES

Certificate of Amendment

Amendment No. 1

THIS INSTRUMENT, executed and made effective this 29th day of December, 2004 ("Effective Date"), constitutes the First Amendment of the System Executive Continuity Plan II of Entergy Corporation and Subsidiaries (the "Plan"). All capitalized terms used in this document shall have the meanings assigned to them in the Plan unless otherwise defined in this document.

Pursuant to Section 8.01 of the Plan, the Plan is hereby amended as follows:

    Plan Section 1.04 is hereby amended in its entirety to read as follows:
      "Benefit Continuation Period" shall mean:
    with respect to a Participant at System Management Level 1 or 2, a thirty-six (36) consecutive month period, commencing on the Participant's Date of Termination;

    with respect to a Participant at System Management Level 3, a twenty-four (24) consecutive month period, commencing on the Participant's Date of Termination;

    with respect to a Participant at System Management Level 4, a twelve (12) consecutive month period, commencing on the Participant's Date of Termination.
    The term "Benefit Continuation Period" shall replace the term "Benefit Pay Continuation Period," wherever such term appears in the Plan.

    Plan Section 4.02 is hereby amended in its entirety to read as follows:

4.02 Cash Payment. A Participant satisfying all of the terms and conditions of this Plan shall be entitled to receive, in lieu of any further salary payments to the Participant for periods subsequent to the Date of Termination, but subject to the limitation provisions of Section 4.09 and the forfeiture provisions of Section 6.01, a single-sum cash payment calculated and payable in accordance with the following:

    If Participant is at System Management Level 1 or 2, the total cash benefit amount payable under this Section 4.02 to the Participant shall be equal to three (3) times the sum of: (1) Participant's Base Salary or, if higher, Participant's annual rate of salary as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason and (2) Participant's Target Award for the year in which the Change in Control Period commences or, if higher, the year in which the Date of Termination occurs. The total cash benefit amount computed above shall be paid to Participant as a single-sum distribution not later than the 5th day following the Participant's Date of Termination.

    If Participant is at System Management Level 3, the total cash benefit amount payable under this Section 4.02 to Participant shall be equal to two (2) times the sum of: (1) Participant's Base Salary or, if higher, Participant's annual rate of salary as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason and (2) Participant's Target Award for the year in which the Change in Control Period commences or, if higher, the year in which the Date of Termination occurs. The total cash benefit amount computed above shall be paid to Participant as a single-sum distribution not later than the 5th day following the Participant's Date of Termination.

    If Participant is at System Management Level 4, the total cash benefit amount payable under this Section 4.02 to Participant shall be equal to the sum of: (1) Participant's Base Salary or, if higher, Participant's annual rate of salary as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason and (2) Participant's Target Award for the year in which the Change in Control Period commences or, if higher, the year in which the Date of Termination occurs. The total cash benefit amount computed above shall be paid to Participant as a single-sum distribution not later than the 5th day following the Participant's Date of Termination.
    The second sentence of Plan Section 5.03 is hereby amended in its entirety to read as follows:

Each System Company's contribution shall be in an amount equal to the total amount of additional benefits payable to such System Company's Plan Participants in accordance with the provisions of Section 4.02 of the Plan.

    Subsection 6.01(d) is hereby amended in its entirety to read as follows:

    (d) during Participant's employment and thereafter, other than as authorized by a System Company or as required by law or as necessary for the Participant to perform his duties for a System Company employer, Participant shall disclose to any person or entity any non-public data or information concerning any System Company, in which case Participant shall be required to repay any Plan benefits previously received by him. Disclosure of information pursuant to subpoena, judicial process, or request of a governmental authority shall not be deemed a violation of this provision, provided that Participant gives the System Company immediate notice of any such subpoena or request and fully cooperates with any action by System Company to object to, quash, or limit such request; or

    Plan Section 8.01 is hereby amended in its entirety to read as follows:

8.01 General. The Board, or the Personnel Committee of the Board, shall have the right, in its absolute discretion, at any time and from time to time, to modify or amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate it entirely, subject to the provisions of Section 8.02 hereof. The provisions of this Article VIII shall survive a termination of the Plan unless such termination is agreed to by the Participants.

IN WITNESS WHEREOF, the Board of Directors of Entergy Corporation has caused this First Amendment to the System Executive Continuity Plan II of Entergy Corporation and Subsidiaries to be executed by its duly authorized representative on the day, month, and year above set forth.

ENTERGY CORPORATION
through the undersigned duly authorized representative

   /s/ William E. Madison

WILLIAM E. MADISON
Senior Vice-President,
Human Resources and Administration